Filed Pursuant to Rule 424(b)(3)
SEC File #333-148331

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF AUGUST 19, 2010 THRU AUGUST 25, 2010
AND
AUGUST 26, 2010 THRU SEPTEMBER 1, 2010

Period of August 19, 2010 Thru August 25, 2010

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.92%	1.92%	2.17%	2.17%	2.17%
Interest Rate	1.90%	1.90%	2.15%	2.15%	2.15%

Period of August 26, 2010 Thru September 1, 2010

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.92%	1.92%	2.17%	2.17%	2.17%
Interest Rate	1.90%	1.90%	2.15%	2.15%	2.15%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated August 19, 2010